EXHIBIT 15.1
February 9, 2006
AVANIR Pharmaceuticals
San Diego, California
We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of AVANIR Pharmaceuticals and subsidiaries for the periods ended December 31, 2005 and 2004, as indicated in our report dated February 9, 2006; because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended December 31, 2005, is incorporated by reference in Registration Statements No. 33-71276, 33-94370, 333-83089, 333-84183, 333-38094, 333-108716, and 333-125743 on Form S-8 and Registration Statements No. 33-49082, 33-76094, 333-24549, 333-76641, 333-77925, 333-31442, 333-32776, 333-34958, 333-35934, 333-107820, 333-111680, 333-114389, 333-123867, 333-124230, and 333-125979 on Form S-3.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Yours truly,
/s/ Deloitte & Touche LLP